Exhibit 99.1

Transmeridian Exploration Incorporated and Transmeridian Exploration Inc. Commence Exchange Offer for 12% Senior Secured Notes Due 2010

Houston, July 23, 2008 (PRIME NEWSWIRE)—Transmeridian Exploration Incorporated (AMEX: TMY) (“Transmeridian”) and Transmeridian Exploration Inc. (“TMEI”) today announced that they are commencing an exchange offer relating to $290,000,000 aggregate principal amount of TMEI’s 12% Senior Secured Notes due 2010 (the “Existing Notes”) (CUSIP Nos.: 89376NAC2, 89376NAA6, 89376NAB4, U87289AB7).

In the exchange offer, Transmeridian and TMEI are offering to exchange $101 in cash (including a $30 consent payment) and $900 in principal amount of TMEI’s new 12% Senior Secured Notes due 2010 (the “New Notes”) for each $1,000 principal amount of the Existing Notes. The New Notes will have the same guarantors, coupon payment and maturity date as the Existing Notes and will be equally and ratably secured with the Existing Notes, but will not include a right of holders to have their New Notes repurchased upon the closing of the transactions between Transmeridian and United Energy Group Limited (“UEGL”), which were announced on June 11, 2008.

In conjunction with the exchange offer, Transmeridian and TMEI are also soliciting consents to proposed amendments to the indenture governing the Existing Notes and the security documents in respect of the Existing Notes (the “Proposed Amendments”). Each holder of Existing Notes that gives a valid consent on or prior to the consent payment deadline of 5:00 p.m., New York City time, on August 7, 2008, unless extended, and does not withdraw such holder’s Existing Notes tendered in the exchange offer, will receive the $30 consent payment for each $1,000 principal amount of Existing Notes with respect to which a consent is given. Holders that tender their Existing Notes will be required to consent to the Proposed Amendments.

The exchange offer will expire at 12:00 midnight, New York City time, on August 21, 2008, unless extended. Tenders of the Existing Notes may be withdrawn at any time prior to the execution by TMEI, the guarantors of the Existing Notes and the trustee under the indenture governing the Existing Notes of a supplemental indenture implementing the Proposed Amendments, which is expected to occur promptly after the requisite consents are received.

The exchange offer is subject to conditions including the receipt of valid and unrevoked tenders from holders representing at least 90% of the aggregate principal amount of the Existing Notes, excluding any Existing Notes held by UEGL (at least $222.2 million in aggregate principal amount of the Existing Notes), the entry into the Proposed Amendments, the successful completion of a tender offer to be conducted by UEGL with respect to Transmeridian’s outstanding shares of senior preferred stock and junior preferred stock, and other customary closing conditions. The Proposed Amendments will require the receipt of consents from a majority of the aggregate principal amount of the Existing Notes, excluding any Existing Notes held by UEGL.

The successful completion of the exchange offer and related consent solicitation is a condition precedent to the completion of the transactions between Transmeridian and UEGL.

The exchange offer is being made, and copies of the exchange offer documents will be provided, only to holders of the Existing Notes that have certified in an eligibility letter certain matters to Transmeridian, including their status as eligible holders who are either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, institutional “Accredited Investors,” as that term is defined in Regulation D under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933. A confidential offering memorandum dated today will be distributed to eligible holders.

The New Notes will not be offered pursuant to an effective registration statement. Therefore, the New Notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is not an offer to sell New Notes or an offer to exchange New Notes for Existing Notes and is not a solicitation of an offer to sell Existing Notes or to exchange Existing Notes for New Notes.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. Transmeridian primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

For more information please contact the following:

Earl W. McNiel, CFO	Phone: (713) 458-1100

5847 San Felipe, Suite 4300	Fax: (713) 781-6593

Houston, Texas 77057	E-mail: tmei@tmei.com

Website: www.tmei.com

Cautionary Statement

Transmeridian currently intends to solicit proxies for use at either the 2008 annual meeting or a special meeting of common stockholders, or at any adjournment or postponement thereof, to vote in favor of approval and adoption of the Investment Agreement dated June 11, 2008, as amended, between Transmeridian and UEGL and certain other matters related to the consummation of the transactions contemplated thereby and, in the case of the 2008 annual meeting, to vote on any other matters that shall be voted upon at Transmeridian’s 2008 annual meeting of stockholders. Transmeridian currently intends to file a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with this solicitation of proxies. All Transmeridian common stockholders are strongly encouraged to read the proxy statement, if and when it is available, because it will contain important information. Transmeridian common stockholders may obtain copies of the proxy statement and related materials, if and when they are available, for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Transmeridian stockholders for use at Transmeridian’s 2008 annual meeting or a special meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the proxy statement on Schedule 14A that Transmeridian currently intends to file with the SEC.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and other filings with the SEC. Although Transmeridian believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by Transmeridian or any other person that the objectives and plans of Transmeridian will be achieved.